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EXHIBIT 11

                          CYTOCLONAL PHARMACEUTICS INC.


                   COMPUTATION OF NET (LOSS) PER COMMON SHARE
                                   (unaudited)

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                                                  THREE MONTHS                            SIX MONTHS
                                                 ENDED JUNE 30,                          ENDED JUNE 30,
                                            1998                1997                1998                1997
                                        -----------         -----------         -----------         -----------

Net (loss)                                $(169,000)          $(779,000)        $  (959,000)        $(1,517,000)

Add cumulative preferred dividend           (51,000)            (73,000)           (103,000)           (146,000)
                                          ---------           ---------         -----------         -----------
NET (LOSS) USED FOR COMPUTATION           $(220,000)          $(852,000)        $(1,062,000)        $(1,663,000)

Weighted average number of common
  shares outstanding - basic and
  diluted                                 9,727,000           8,206,000           9,286,000           8,073,000
                                                                                -----------         -----------

Net (loss) per common share -             $   (0.02)          $   (0.10)        $     (0.11)        $     (0.21)
  basic and diluted
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